Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

DLI Holding Corp.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated August 9, 2007, contains explanatory paragraphs that state that as discussed in Note 1 to the consolidated financial statements, DLI Holding Corp. (Successor Company) acquired Del Laboratories, Inc. (Predecessor Company) on January 27, 2005 in a transaction accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations.” Accordingly, the assets acquired and liabilities assumed were recorded at fair value on that date by the Successor Company and are not comparable with that of the Predecessor Company. As discussed in Notes 10, 4 and 9 to the consolidated financial statements, respectively, Successor Company and subsidiaries adopted SFAS No. 123(R) “Shared-Based Payment,” and SFAS No. 151 “Inventory Costs an Amendment of ARB No. 4 Chapter 4” as of January 1, 2006 and SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an Amendment of FASB Statements No. 87, 88, 106 and 132(R)” as of December 31, 2006.

/s/ KPMG LLP

New York, New York

August 10, 2007